Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2008 SECOND QUARTER RESULTS

Salt Lake City, Utah, Dec. 20, 2007: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2008 second quarter and six months ended November 30, 2007.

Schiff Nutrition’s net sales were $39.5 million for the second quarter, compared to $38.8 million for the same period in fiscal 2007.  For its fiscal 2008 second quarter, Schiff Nutrition reported net income of $2.8 million, or $0.10 per diluted share, as compared to $2.2 million, or $0.08 per diluted share, for the fiscal 2007 second quarter.

Schiff Nutrition’s net sales were $80.3 million for the six months ended November 30, 2007, compared to $84.5 million for the same period in fiscal 2007.  For the first six months of fiscal 2008, Schiff Nutrition reported net income of $4.5 million, or $0.16 per diluted share, compared to $5.5 million, or $0.20 per diluted share, for the same period a year ago.  As previously announced, the company recognized a pre-tax compensation charge of $0.7 million and $3.7 million, respectively, during its three and six months ended November 30, 2007, related to the fiscal 2008 first quarter special dividend payment.

Bruce Wood, President and Chief Executive Officer, stated, “Our second quarter sales performance reflected solid branded growth, as expected from a shift in timing of certain customer promotions from the first quarter.  With respect to profitability, our operating margin improved versus the year ago period, primarily due to a current year shift in marketing expenses from the first half to the second half.”

Wood continued, “We are excited about our plans for our Move Free® brand, which include an aggressive marketing campaign to support the fiscal third quarter introduction of dramatically smaller tablets on our existing Move Free items.  We plan to continue to invest in our Schiff® branded business, and our Move Free brand in particular with the addition of a Move Free line extension late in the fiscal year.  Although the supplements category remains highly competitive, our strong liquidity position gives us confidence in our ability to compete in the long-term.”

Conference Call Information

Schiff Nutrition International will hold a conference call today, December 20 at 11 a.m. ET. The U.S. domestic access number is 866-272-9941. International participants should dial 617-213-8895. The participant pass code is 80531774. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp, and the webcast will be available through January 9, 2008. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 64282566. The telephone replay will be available through December 24, 2007.

About Schiff Nutrition

Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free brand smaller tablets and line extensions, the level of customer and consumer acceptance of Move Free Advanced; the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products; the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China); the mix between branded and private label products; the ability to grow and/or maintain branded and private label sales; the inability to enforce or protect our intellectual property rights against infringement; the inability to achieve cost savings and operational efficiencies; the inability to increase operating margins and increase revenues; the inability to successfully grow our export business; dependence on individual products, product lines and the joint care category; dependence on individual customers; the impact of competitive products and pricing (including private label), particularly in the joint care category; market and industry conditions (including demand for products and level of trade inventories); the success of product development; the inability to obtain customer acceptance of new product introductions; changes in laws and regulations, litigation and government regulatory action in the United States and internationally; the possibility of product recalls; the inability or increased cost to obtain adequate product liability and general insurance; insurance coverage limitations and exclusions; adverse publicity, scientific research, litigation, regulatory proceedings and other media attention regarding the consumption of nutritional supplements, particularly regarding the joint care category; the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition; changes in accounting standards; and other factors indicated from time to time in the company’s SEC reports (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein), copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2007	2006	2007	2006

Net sales	$39,535	$38,817	$80,262	$84,469
Cost of goods sold	22,974	22,640	47,280	51,176

Gross profit	16,561	16,177	32,982	33,293
Operating expenses:
Selling and marketing	6,631	8,790	13,220	17,079
Other operating expenses	5,803	4,741	13,783	9,236
Total operating expenses(1)	12,434	13,531	27,003	26,315

Income from operations	4,127	2,646	5,979	6,978
Other income, net	401	728	1,199	1,413

Income before income taxes	4,528	3,374	7,178	8,391
Income tax expense	1,725	1,125	2,727	2,879

Net income	$2,803	$2,249	$4,451	$5,512

Weighted average common shares outstanding - diluted	27,728	27,330	27,480	27,322

Net income per share - diluted	$0.10	$0.08	$0.16	$0.20

— More —

 (1)Three and six months ended November 30, 2007, respectively, includes $0.7 million and $3.7 million compensation charge associated with dividend equivalents paid or payable on stock options and certain restricted stock units.

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	November 30,	May 31,
	2007	2007
	(unaudited)

Cash and cash equivalents	$9,980	$34,463
Available-for-sale securities	30,571	45,817
Receivables, net	15,334	17,732
Inventories	31,464	23,698
Other current assets	4,142	4,143

Total current assets	91,491	125,853

Property and equipment, net	14,253	14,438

Other assets, net	5,743	4,788

Total assets	$111,487	$145,079

Current liabilities	$20,463	$20,984

Long-term liabilities	1,724	—

Stockholders’ equity	89,300	124,095

Total liabilities & stockholders’ equity	$111,487	$145,079

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